Exhibit 10.5

LOAN AGREEMENT AND GUARANTY

LOAN AGREEMENT AND GUARANTY (“Agreement”) dated as of June 15, 2012, by and between Chung Long Jin, a Macau resident with BIR No. 5055428(0) residing at _________________________________ (“Lender”), and Macau Resources Group Limited, a British Virgin Islands company with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Borrower”).

RECITALS:

Lender is a shareholder and the Chairman of Borrower, and has agreed to make a loan to Borrower for use by Borrower to enable it to make loans to its gaming agents (“Agents”), and to guaranty certain obligations of Borrower, subject to the terms and conditions contained herein.

IT IS AGREED:

1.          Loan.  Lender hereby agrees to loan to Borrower the principal amount of up to Hong Kong dollars (HK$) 80,000,000 (the “Loan”), as requested by Borrower from time to time; provided that Lender may increase the maximum amount of the Loan at any time in his sole discretion.

2.          Use of Loan Proceeds.  Borrower shall use the Loan solely for making loans to its Agents.

3.          No Interest.  The Loan shall be non-interest bearing.

4.          Repayment.  The Loan shall be repaid by Borrower to the Lender at such time as funds are no longer needed by Borrower from Lender to advance loans to Agents or when Borrower can obtain alternative funds to replace any portion of the Loan. In addition, Borrower shall have the right to prepay the whole or any part of the Loan at any time without penalty.

5.          Evidence of Loans and Repayment.  Borrower shall reflect the principal amount of the Loan outstanding from time to time in its books and records.

6.          Guaranty by Lender.  The Lender hereby absolutely and unconditionally guaranties to Borrower the prompt, full and faithful payment when due of all loans made by Borrower to Agents for the procurement of markers, but only to the extent of any such unpaid amounts that are at least 90 days outstanding by any Agent which exceed the amount deposited by such Agent with Borrower to secure such Agent’s loans from Borrower.  Regardless of whether Borrower is prevented or otherwise hindered by law from collecting or otherwise enforcing any of such loans in accordance with their terms, whether as the result of the commencement of any bankruptcy or similar proceedings against an Agent or otherwise, Borrower shall be entitled to receive hereunder from Lender upon demand therefor the sums that would have been due had such collection or enforcement not been prevented or hindered.  Borrower shall not be required to take any action or proceeding of any kind against the Lender to enforce its rights hereunder.  Any amounts due to Borrower pursuant to the guaranty provided by the Lender in this Section 6 shall first be offset against amounts otherwise owing to Lender by Borrower pursuant to this Agreement (e.g., the amount of the Loan to be repaid by Borrower shall be reduced by such amounts).

7.          Certain Waivers. Lender hereby irrevocably agrees to forego, and waives any right to receive, any commissions or any other compensation or remuneration in connection with the provision of any capital to the Company.

8.          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by overnight commercial delivery service providing proof of delivery to the parties at the addresses set forth in the heading of this Agreement (or at such other address for a party as shall be specified by like notice) and shall be deemed given when delivered to the recipient.

9.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Macau Special Administrative Region of the People’s Republic of China without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BORROWER:

MACAU RESOURCES GROUP LIMITED

By	/s/ Chung Long Jin
Name:	Chung Long Jin
Title:	Chairman

LENDER:

/s/ Chung Long Jin
Chung Long Jin